News
For Immediate Release November 20, 2002	Contact: Rick B. Honey (212) 878-1831

MINERALS TECHNOLOGIES ANNOUNCES CHANGES IN MANAGEMENT TEAM

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Bouruet-Aubertot Joins Company; Sorel and Crabtree Assume New Roles

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NEW YORK, November 20--Minerals Technologies Inc. (NYSE: MTX) today announced the following changes in its senior management that are effective immediately:

  Alain Bouruet-Aubertot has joined the company as senior vice president and managing director, minteq International Inc.
  John A. Sorel has been appointed senior vice president--Finance, chief financial officer and treasurer.
  Howard R. Crabtree has been appointed senior vice president, Technology and Logistics.

"These changes in our senior management structure provide a solid team of leaders who will help prepare this company for the significant challenges and growth opportunities that will face us in the years to come," said Paul R. Saueracker, chairman, president and chief executive officer.

Alain Bouruet-Aubertot will be responsible for all aspects of the company's refractories business on a global basis. Mr. Bouruet-Aubertot's most recent position was senior corporate vice president and president, Gypsum Division for Lafarge North America. Before his eight years at Lafarge, he held positions of increasing responsibility during 11 years with Rhône-Poulenc, S.A.

Mr. Sorel, formerly senior vice president, Corporate Development and Finance, is now responsible for all Finance, Accounting and Treasury activities for the company on a worldwide

-more-

basis. Neil M. Bardach, former vice president and chief financial officer, has decided to leave MTI.

Mr. Crabtree will be responsible for Information Technology, the Technology Group (for manufacturing) and Procurement and Logistics on a worldwide basis.

Minerals Technologies Inc. is a global resource- and technology-based growth company that develops and produces performance enhancing mineral, mineral-based and synthetic mineral products for the paper, steel, polymer and other manufacturing industries. The company reported net sales of $684.4 million in 2001.

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For further information about Minerals Technologies Inc. look on the Internet at
www.mineralstech.com